George Brenner, CPA
A Professional Corporation
10680 W. PICO BOULEVARD, SUITE 260
LOS ANGELES, CALIFORNIA 90064
310/202-6445 - Fax 310/202-6494

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2/A for Neuralstem, Inc., of my report dated March 29, 2006 (except for Note 9a & b, June 7, 2006 and Note 9c, July 26, 2006), relating to the December 31, 2005 and 2004 financial statements of Neuralstem, Inc., which appears in such Prospectus. I also consent to the reference to me under the heading "Experts".

/s/ George Brenner

GEORGE BRENNER, CPA

Los Angeles, California
July 26, 2006